KILROY REALTY CORPORATION STOCK AWARD
DEFERRAL PROGRAM

PREAMBLE

Kilroy Realty Corporation (the “Company”) hereby establishes this Stock Award Deferral Program on December 26, 2007 (the “Effective Date”) as part of and subject to the terms of the Company’s 2006 Incentive Award Plan, as may be amended from time to time (the “Plan”), which is hereby incorporated herein by reference.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.  The purpose of this Program is to promote the success and enhance the value of the Company by linking the personal interests of Directors and eligible Employees to those of Company stockholders by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders and, further, to provide flexibility to the Company in its ability to motivate, attract and retain the services of Directors and Employees upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE I

DEFINITIONS

Section 1.01 “Account” means an account created by the Company pursuant to Article IV of this Program.

Section 1.02 “Beneficiary” means the person or persons, including a trustee, personal representative or other fiduciary last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.  No Beneficiary designation shall become effective until it is filed with the Company. If there is no Beneficiary designation in effect for a Participant, or if there is no surviving designated Beneficiary, then the benefits specified hereunder shall be distributed in accordance with the applicable laws of descent and distribution.

Section 1.03 “Company” shall have the meaning provided in the Preamble.

Section 1.04 “Company Account Plan” means any “account balance” nonqualified deferred compensation plan (within the meaning of Section 409A) maintained by the Company or any entity constituting a single employer with the Company within the meaning of Code Section 414(b) or (c).

Section 1.05 “Director” means a member of the Board.

Section 1.06 “Distribution Date” shall have the meaning provided in Section 5.01 below.

Section 1.07 “Effective Date” shall have the meaning provided in the Preamble.

Section 1.08 “Election” means an election under this Program (i) to receive Restricted Stock Units in lieu of a Stock Award, or (ii) to re-defer the delivery of shares under such Restricted Stock Units.

Section 1.09 “Election Form” means a form prescribed by the Committee (which may be in paper or electronic format) pursuant to which Eligible Service Providers may make Initial Deferral Elections and Re-Deferral Elections under the Program.

Section 1.10 “Eligible Service Provider” means (i) each Director, (ii) each Employee serving at the level of Vice President or higher, and (iii) each other Employee who is designated as an Eligible Service Provider in writing by the Committee.

Section 1.11 “ERISA” means the Employee Retirement Income Security Act, as amended.

Section 1.12 “Fixed-Date Distribution” means a distribution of the shares subject to Restricted Stock Units on a date specified by the Participant in an applicable Election Form in accordance with Section 2.02 below.

Section 1.13 “Initial Deferral Election” shall have the meaning provided in Section 2.01 below.

Section 1.14 “Participant” means, for purposes of this Program, any Eligible Service Provider who elects to participate in the Program in accordance with the terms of the Program.

Section 1.15 “Performance-Based Compensation” shall mean “performance-based compensation” within the meaning of Section 409A.

Section 1.16 “Plan” shall have the meaning provided in the Preamble.

Section 1.17 “Program” means this Kilroy Realty Corporation Stock Award Deferral Program.

Section 1.18 “Re-Deferral Election” shall have the meaning provided in Section 2.04 below.

Section 1.19 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, together with other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the Effective Date.

Section 1.20 “Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A.

Section 1.21 “Specified Employee” shall mean any Participant who is, or was at any time during the twelve-month period ending on the Company’s “specified employee identification date,” a “specified employee” of the Company (each within the meaning of Section 409A).

Section 1.22 “Specified Employee Payment Date” shall have the meaning provided in Section 5.03 below.

Section 1.23 “Stock Award” means an award of Restricted Stock under the Plan.

Section 1.24 “Trust” shall mean a “rabbi trust” satisfying the model trust conditions described in Treas. Rev. Proc. 92-64 and any subsequent Internal Revenue Service guidance affecting the validity of such ruling.

Section 1.25 “Unforeseeable Emergency” shall mean an “unforeseeable emergency” within the meaning of Section 409A.

Section 1.26 “Year” means a calendar year.

ARTICLE II

ELECTIONS TO DEFER

Section 2.01 Initial Deferral Elections.  In lieu of any Stock Award, an Eligible Service Provider may elect to receive an equivalent number of Restricted Stock Units by making an election in accordance with this Section 2.01 and Section 2.02 below.  An Election with respect to a Stock Award for services performed in any given Year must be made on or before December 31 of the Year immediately preceding the Year in which such services are performed; provided, however, that an Election with respect to a Stock Award that constitutes Performance-Based Compensation may, to the extent permitted by Section 409A, be made on or before the last date that is six months prior to the end of the applicable performance period.  Notwithstanding the foregoing, any individual who first becomes an Eligible Service Provider during any Year and who was not, prior to becoming an Eligible Service Provider, eligible to participate in any other Company Account Plan, may elect, no later than thirty days following the date such individual first becomes an Eligible Service Provider, to receive an equivalent number of Restricted Stock Units in lieu of the shares of Stock subject to any Stock Award for services performed by the Eligible Service Provider during the portion of such Year that follows such Election (any deferral made in accordance with this Section 2.01, an “Initial Deferral Election”).

Section 2.02 Initial Election Procedure.  Eligible Service Providers may effectuate Initial Deferral Elections by timely completing and submitting to the Committee (or its designee) an Election Form specifying, at a minimum: (i) the Year and/or Stock Award to which the Initial Deferral Election pertains, as applicable; and (ii) if the Participant elects to receive a Fixed-Date Distribution, the specified date on which the Fixed-Date Distribution shall be made, which shall be no earlier than two years after the start of the Year in which the underlying Stock Award is earned.

Section 2.03 Subsequent-Year Stock Awards.  Each Election Form specifying an Initial Deferral Election shall apply only to Stock Awards earned in the Year next-following the submission of such Election Form or, in the case of Performance-Based Compensation, earned during the relevant performance period.  Any Participant who wishes to defer Stock Awards earned in a Year subsequent to such next-following Year must submit an Election Form to the Committee (or its designee) specifying such additional Initial Deferral Election during the Year immediately preceding that in which such subsequent Stock Awards will be earned.

Section 2.04 Re-Deferral Elections.  The Committee may, in its sole discretion and to the extent compliant with applicable laws (including without limitation, Section 409A), permit Participants to re-defer some or all of the shares subject to Stock Awards previously deferred as Restricted Stock Units under this Program (a “Re-Deferral Election”).  If so permitted, a Participant may effectuate a Re-Deferral Election by completing and submitting to the Committee (or its designee), no more frequently than once per Year with respect to each Deferral Election, a new Election Form in accordance with any rules or policies issued by the Committee with regard to Re-Deferral Elections, provided, however, that (i) a Re-Deferral Election may only be made prior to such time as a Participant ceases to be an Eligible Service Provider; (ii) any such Re-Deferral Election must be made at least one year prior to the first date on which any shares subject to the Re-Deferral Election would otherwise be delivered to the Participant, absent such Re-Deferral Election; (iii) such Re-Deferral Election shall not take effect until at least 12 months after the date on which the Re-Deferral Election is made; and (iv) delivery of the shares with respect to which such Re-Deferral Election is made must be deferred for an additional period of not less than five years from the date such shares would otherwise have been delivered to the Participant.  Election Forms specifying Re-Deferral Elections which comply with the foregoing may cover one or more existing Elections, as specified in the applicable Election Form.

Section 2.05 Deferrals Irrevocable.  Any Election that has not been revoked in a writing submitted to the Committee (or its designee) on or prior to the last day on which such Election could validly be made under the terms of this Program shall be irrevocable with respect to the shares of Stock deferred or re-deferred under such Election as of the first day on which such Election could no longer validly be made under the terms of this Program.  If an Eligible Service Provider or a Participant fails to make a timely Election for any reason, then such individual shall not be permitted to defer or re-defer any Stock Awards during the period to which such Election would have applied if validly made.

ARTICLE III

DIVIDEND EQUIVALENTS; VESTING

Section 3.01 Dividend Equivalents.  Each Restricted Stock Unit awarded under this Program shall carry with it a right to receive Dividend Equivalents in respect of the share of Stock underlying such Restricted Stock Unit, which shall entitle the Participant to whom such Dividend Equivalents are granted to have such Participant’s Account credited in accordance with Section 4.02 below upon the Company’s payment of dividends.  To the extent that additional Restricted Stock Units are credited to a Participant’s Account in respect of such Participant’s Dividend Equivalents, such Restricted Stock Units shall also carry corresponding Dividend Equivalents.  Each Dividend Equivalent shall remain outstanding from the date of grant of such Dividend Equivalent through the earlier to occur of (i) the Participant’s forfeiture for any reason of the Restricted Stock Unit to which such Dividend Equivalent corresponds, or (ii) the delivery to the Participant of the shares of Stock underlying the Restricted Stock Unit to which such Dividend Equivalent corresponds.

Section 3.02 Vesting of Restricted Stock Units.  Unless determined otherwise by the Committee and except as provided in Section 3.03 below, Restricted Stock Units granted under this Program (other than Restricted Stock Units attributable to Dividend Equivalents) shall be subject to the same vesting conditions as would have applied to the shares underlying the Stock Awards in lieu of which such Restricted Stock Units are issued, as determined by the Committee and specified in an applicable Restricted Stock Unit grant agreement.  Any Restricted Stock Units credited to a Participant’s Account that do not vest prior to or in connection with the Participant’s termination of employment or directorship (taking into consideration any vesting that may occur in connection with such termination) shall be forfeited upon such termination.

Section 3.03 Vesting of Dividend Equivalents. Notwithstanding the foregoing, any Restricted Stock Units credited to a Participant’s Account in respect of Dividend Equivalents shall be fully vested on the date that such amounts are credited to such Account.

ARTICLE IV

ACCOUNTS

Section 4.01 Accounts.  The Company shall establish and maintain hypothetical bookkeeping accounts for Participants for purposes of tracking the number of Restricted Stock Units awarded under this Program, together with any additional Restricted Stock Units credited to such accounts in respect of Dividend Equivalents, in accordance with Section 4.02 below.  The Company may, in its sole discretion, create one or more subaccounts under any such bookkeeping account to reflect Restricted Stock Units whose underlying shares of Stock may be subject to different distribution schedules or otherwise as necessary or convenient to the administration of this Program (such hypothetical accounts, together with any subaccounts thereunder, the “Accounts”).  Except as expressly provided in Section 4.03 below (with regard to a Trust), neither this Program nor any of the Accounts established hereunder shall hold any shares of Stock or give any Participant or Beneficiary any right, interest or claim in any particular assets of the Company or any Trust, other than that of a general, unsecured creditor.

Section 4.02 Crediting of Accounts.  Participants’ Accounts shall be credited as follows:

a)
Restricted Stock Units.  On the date that any Stock Award to which an Initial Deferral Election hereunder pertains would be granted (absent an applicable Election), the Company shall credit the Account of the deferring Participant with a number of Restricted Stock Units equal to the number of shares of Stock deferred under such Stock Award;

b)
Cash Dividends.  On the date that the Company pays any cash dividend in respect of outstanding shares of Stock, the Company shall credit each Participant’s Account with a number of full and fractional Restricted Stock Units equal to the quotient of (i) the number of Restricted Stock Units credited to such Account but not yet distributed, multiplied by the per share dollar amount of such dividend, divided by (ii) the Fair Market Value of a share of Stock on the date such dividend is paid (credited proportionately over any subaccounts, if applicable);

c)
Stock Dividends.  On the date that the Company pays any Stock dividend in respect of outstanding shares of Stock, the Company shall credit each Account with a number of shares of full and fractional Restricted Stock Units equal to the product of (i) the number of Restricted Stock Units credited to such Account but not yet distributed, multiplied by (ii) the number of shares of Stock distributed with respect to such dividend per share of Stock; and

d)
Other Distributions.  On the date that the Company pays any other type of distribution in respect of outstanding shares of Stock, the Company shall credit each Participant’s Account in an equitable manner based on the number of Restricted Stock Units held in such Account, as determined in the sole discretion of the Committee.

Section 4.03 Trust.  The Company may, in its sole discretion, establish a Trust for purposes of allocating funds to satisfy obligations arising under this Program.  The rights of Participants and Beneficiaries (if any) with respect to any assets so held in Trust (if any) shall be governed by the terms and conditions of the document(s) creating such Trust.

ARTICLE V

DISTRIBUTION

Section 5.01 Distribution of Shares.  Subject to Sections 5.02 and 5.03 below, shares of Stock underlying Restricted Stock Units issued under this Program (including any Restricted Stock Units issued in respect of rights to Dividend Equivalents) shall, to the extent vested as of any such date, be distributed in a single distribution upon the earliest to occur of: (i) the Participant’s Separation from Service; (ii) the occurrence of a “change of control event” (within the meaning of Section 409A), (iii) to the extent so elected by the Participant, the applicable Fixed-Date Distribution date (as may be adjusted in respect of any Re-Deferral Election); and (iv) the occurrence of the Participant’s death or disability (within the meaning of Section 409A) (any such date, a “Distribution Date”).  To the extent that any fractional Restricted Stock Units become distributable on a Distribution Date, such fractional Restricted Stock Units shall be distributed in cash.  To the extent that any outstanding Restricted Stock Units remain unvested as of an applicable Distribution Date (after taking into consideration any vesting which may occur in connection with the occurrence of such Distribution Date), then such Restricted Stock Units shall, to the extent not forfeited in connection with such distribution, be distributed as Restricted Stock, and the vesting schedule that applied to such Restricted Stock Units immediately prior to such distribution shall continue to apply to such Restricted Stock.

Section 5.02 Unforeseeable Emergency.  If a Participant experiences an Unforeseeable Emergency, the Committee may, in its sole discretion, permit an early distribution of that portion of such Participant’s Account reasonably necessary to satisfy the emergency need giving rise to the Unforeseeable Emergency,  including any taxes or penalties reasonably anticipated to result from such distribution and taking into consideration any funds that may become available as a result of the termination of such Participant’s existing Election(s) in connection with such distribution.  If the Participant’s Account is comprised of one or more subaccounts, the Committee shall determine, in its sole discretion, from which subaccount such amounts shall be distributed.  If a Participant takes a distribution pursuant to this Section 5.02, any existing Elections by such Participant shall immediately terminate with regard to Stock Awards not yet earned at the time of such distribution and the Participant shall only be eligible to make future Elections under this Program as determined by the Committee, in its sole discretion and in accordance with Section 409A.

Section 5.03 Specified Employees. Notwithstanding anything in this Program or any Election Form to the contrary, with respect to any Participant who is a Specified Employee at the time of such Participant’s Separation from Service, as determined in the sole discretion of the Committee, the distribution of such Participant’s Account (and all subaccounts) upon such Separation from Service shall, to the extent that such distribution upon a Separation from Service would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code, be delayed until the date which is six months and one day after the date on which such Separation from Service occurs (such delayed payment date, the “Specified Employee Payment Date”), provided, however, that to the extent that all or any portion of such Participant’s Account would have been distributed during the six-month period following such Separation from Service without regard to such Separation from Service, such amounts shall continue be distributed in accordance with such schedule without regard to this Section 5.02, and any remaining balance in such Participant’s Account shall be distributed on the Specified Employee Payment Date.

ARTICLE VI

ADMINISTRATION

Section 6.01 Administration.   This Program shall be administered by the Committee in accordance with the provisions of Article 12 of the Plan.  Without limiting the generality of the foregoing, the Committee may delegate the administration of ministerial duties to one or more individuals or sub-committees and, in the event of such delegation, references to "Committee" herein shall be deemed to refer to the individuals or subcommittees to whom such delegation has been made.  References to the Committee throughout this Program shall be understood to refer to the appropriate administrative body as provided under this Section 6.01.

Section 6.02 Powers and Duties of the Committee.  Without limiting the generality of Article 12 of the Plan, the Committee, on behalf of Participants and their Beneficiaries, shall administer this Program in accordance with its terms, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

a)	To construe and interpret the terms and provisions of this Program and to make all factual determinations relevant to this Program;

b)	To direct and instruct the trustee of any Trust (if the Company establishes a Trust), to the extent the Company is authorized or required to do so under this Program; and

c)	To take all actions set forth in this Program document.

Section 6.03 Construction and Interpretation.  The Committee shall have full discretion to construe and interpret the terms and provisions of this Program, which construction and interpretation shall be final and binding on all parties, including but not limited to the Company and all Participants and Beneficiaries.

ARTICLE VII

BENEFICIARIES

Section 7.01 Beneficiaries. Each Participant shall have the right to designate one or more Beneficiaries to succeed to such Participant’s right to receive distributions hereunder in the event of such Participant’s death.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Adjustments.  Without limiting the generality of any provision of this Program, Article 11 of the Plan (pertaining to adjustments upon changes in capital structure and corporate transactions) is hereby expressly incorporated by reference into this Program.

Section 8.02 Unsecured General Creditors.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Trust.  Any and all of the Company’s assets and any Trust’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company, which shall be subject to the claims of the Company’s general creditors.  The Company’s obligations under this Program shall be merely that of an unfunded and unsecured promise of the Company to pay shares of Stock in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Program (and any Trust established in connection herewith) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

Section 8.03 Section 409A.  To the extent applicable, this Program, the Plan, all Election Forms and all other instruments evidencing amounts subject to this Program shall be interpreted in accordance with Section 409A.  Notwithstanding any provision of this Program, the Plan, any Election Form or any other instrument evidencing amounts subject to this Program to the contrary, if the Committee determines that any amounts subject to this Program may be or become subject to taxes under Section 409A, the Committee may adopt such amendments to this Program, the Plan, any Election Form(s) and any other instruments relating to this Program or the Plan, and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to (i) exempt such amounts from Section 409A, or (ii) comply with the requirements of Section 409A, in any case, to preserve the intended tax treatment of the such amounts.

Section 8.04 Restriction Against Assignment.  Except as otherwise provided herein or by law, no right or interest of any Participant or Beneficiary under this Program shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant or Beneficiary under this Program shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Program to a Participant or Beneficiary who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

Section 8.05 Withholding. The Company shall have the authority and the right to deduct, withhold or require a Participant or Beneficiary to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to amounts payable under this Program.

Section 8.06 Program Subject to the Plan. This Program is established under and controlled by the Plan.  The Program and all Restricted Stock Units and Dividend Equivalents awarded hereunder shall be subject to the terms and conditions of the Plan.

Section 8.07 Expenses.  The expenses of administering this Program shall be borne by the Company.

Section 8.08 No Rights as Stockholder. Except as expressly provided herein with respect to dividends, the right to receive Stock at a later date under this Program shall not entitle any person to rights of a stockholder with respect to such Stock unless and until such shares of Stock have been issued to such Participant.

Section 8.09 Amendment, Suspension or Termination.  The Board may amend, suspend or terminate this Program in whole or in part, at any time, except that no amendment, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account.

Section 8.10 Additional Authority.  The Board may, in its sole discretion, with respect to this Program and all matters arising hereunder, take any action permitted under Treas. Reg. 1.409A-3(j) or any successor provision thereto, as such provisions may be amended from time to time, including without limitation, terminate or liquidate the Program, whether or not in connection with a Change in Control.

Section 8.11 Release.  Any payment to a Participant or Beneficiary in accordance with the provisions of this Program shall, to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, this Program against the Committee and the Company. The Company may require such Participant or Beneficiary, as a condition precedent to such payment, to execute and release in a form prescribed by the Company.

Section 8.12 Captions.  The captions contained in this Program are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Program’s provisions.

Section 8.13 Validity.  The invalidity or unenforceability of any provision of this Program shall not affect the validity or enforceability of any other provision of this Program, which shall remain in full force and effect.
**

IN WITNESS WHEREOF, Kilroy Realty Corporation has caused this Program to be executed on this 26th day of December, 2007.

KILROY REALTY CORPORATION

By: ____________________________
Name:
Title:

By: ____________________________
Name:
Title:

EXHIBIT A

[ELECTION FORM]